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                                                                   Exhibit 23(d)

                         INVESTMENT ADVISORY CONTRACT

     THIS CONTRACT and AGREEMENT, by and between OLD DOMINION INVESTORS' TRUST, INC., a Virginia corporation, and INVESTORS' SECURITY CO., INC., a Virginia corporation, on the 20th day of December, 1988.

     WITNESSETH: That for and in consideration of their mutual covenants and agreements, the parties hereto agree as follows:

     FIRST: Old Dominion Investors' Trust, Inc., hereby covenants and agrees that during the existence of this Contract Investors' Security Co., Inc., in consultation with, but subject to, an Investment Committee of the Board of Directors of Old Dominion Investors Trust, Inc., shall have exclusive control of the investment of all funds accruing to Old Dominion Investors' Trust, Inc., from the sale of its stock, which said investments are to be limited to such investments as meet the requirements specified in Section (2) of the Charter of Old Dominion Investors' Trust, Inc., and subject to the requirements that at least fifty per centum (50%) of such invested capital shall be equally invested in twenty (20) varied securities, provided, however, that Investors' Security Co., Inc., shall have the discretion to invest a sum not to exceed five per centum (5%) of the net assets of Old Dominion Investors' Trust, Inc., in any one stock.
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     SECOND:   Investors' Security Co., Inc. hereby agrees to provide Old
Dominion Investors' Trust, Inc., with an office at the offices of Investors' Security Co., Inc., situate at 110 Bank Street, Suffolk, Virginia, and to keep such office open from 9:00 A.M. to 4:30 P.M., Monday through Friday, and further covenants and agrees to provide adequate space and facilities for directors and stockholders meetings, and in addition covenants and agrees to perform the following services on behalf of Old Dominion Investors' Trust, Inc.:

     1.   To issue printed reports in a form approved by the Directors;

     2.   To prepare and mail quarterly dividend checks;

     3. To issue all notices to stockholders and directors meetings of Old Dominion Investors' Trust Inc.;

     4. To maintain, at all times, a full and detailed statement of the portfolio of Old Dominion Investors' Trust, Inc.;

     5. To have available one hour after the closing of the New York Stock exchange daily authoritative calculation of the daily net asset value of Old Dominion Investors' Trust, Inc.;

     6. To provide complete records, services and information upon which competent advisory services may be based, analyses of corporate stocks in which Old Dominion Investors' Trust, Inc., may invest, and such other information as may be prescribed by Old Dominion Investors' Trust, Inc., to insure that the advisory services rendered by Investors' Security Co., Inc., are at all times adequate and commensurate with those rendered by investment advisors of other trusts of similar size;

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     7. To provide, in whatever form prescribed, any information which the directors of Old Dominion Investors' Trust, Inc., at a proper directors' meeting, may request;

     8. Investors' Security Co., Inc., further agrees to furnish to the Old Dominion Investors' Trust, Inc., stock certificates and all office supplies necessary for the Conduct of its business. Fund Plan Services will act as Registrar and Transfer Agent for Old Dominion Investors Trust, Inc.

     9. Investors' Security Co., Inc., shall be reimbursed for all printing costs incurred by Old Dominion Investors' Trust, Inc., for the following items: printing annual and semi-annual reports to stockholders, printing quarterly dividend checks and envelopes, printing envelopes for 1099 forms. Investors Security Co., Inc., shall pay and be reimbursed for all postage costs incurred in mailing dividend checks, annual reports and semi-annual reports to stockholders of record, postage for 1099 forms and postage in solicitation of proxies. All other postage costs will be paid by Investors' Security Co., Inc.


     THIRD: Old Dominion Investors' Trust, Inc., hereby agrees that Investors' Security Co., Inc., shall receive compensation for its services;

     1. A management fee of 1/24th of 1% per month, that is, a yearly fee of 1/2 of 1% of the average value of net assets of Old Dominion Investors' Trust, Inc.

     2. Reimbursement for actual costs incurred in solicitation of proxies on behalf of Old Dominion Investors' Trust, Inc., as provided in paragraph Second of this agreement.

     3. Investors' Security Co., Inc. shall receive no compensation other than that provided hereinbefore.

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     FOURTH: It is mutually agreed that this Contract and agreement shall continue in effect from the date of its execution, only so long as such continuance is specifically approved at least annually by vote of a majority of the outstanding voting securities of Old Dominion Investors' Trust, Inc., and agreement of Investors' Security Co., Inc., subject, however, to the right of termination outlined in paragraph Fifth.

     FIFTH: It is mutually agreed that this Contract may be terminated at any time, without the payment of any penalty, by the Board of Directors of Old Dominion Investors Trust, Inc., or by a vote of a majority of the outstanding voting securities of Old Dominion Investors' Trust, Inc., on not more than sixty
(60) days' written notice to Investors' Security Co., Inc.

     SIXTH: It is further mutually agreed that in the event of the assignment, or attempted assignment, of this Contract by Investors' Security Co., Inc., the said contract shall automatically terminate and become absolutely null and void.

     SEVENTH: Investors' Security Co., Inc., covenants and agrees to abide by any and all Federal and State regulations of every nature whatsoever applicable to it in connection with the carrying out of the terms of this

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Contract, and the failure of Investors Security Co., Inc., so to do shall give
Old Dominion Investors' Trust, Inc., the right, at its option, to have this Contract declared null and void.

     EIGHTH: Investors' Security Co., Inc., covenants and agrees that it has the sole responsibility for seeing that the daily quoted price of Old Dominion Investors' Trust, Inc., stock is correct. Should the daily quoted price of Old Dominion Investors' Trust, Inc., be quoted incorrectly, Investors' Security Co., Inc., further covenants and agrees to save Old Dominion Investors' Trust, Inc., harmless by virtue of any mistake in the quoted price of its stock and will pay to Old Dominion Investors' Trust, Inc., any and all losses occasioned thereby.

     IN WITNESS WHEREOF, Old Dominion Investors' Trust, Inc., has caused its corporate name to be signed hereto by James F. Hope, its President, and its corporate seal to be affixed hereto and attested by J. Lewis Rawls, Jr., its Secretary, both duly authorized; and Investors' Security Co., Inc., has caused its corporate name to be signed hereto by Cabell B. Birdsong, its President, and its corporate seal to be affixed hereto and attested by Gay C. Birdsong, its Secretary, both duly authorized,

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execution of this Contract having been granted this 20th day of December, 1988.


                                   OLD DOMINION INVESTORS' TRUST, INC.

                                   By: /s/ James F. Hope
                                       -------------------------
                                         Its President

A t t e s t :

/s/ Cabell B. Birdsong
-------------------------
Its Secretary


                                   INVESTORS SECURITY CO., INC.

                                   By: /s/ Cabell B. Birdsong
                                       --------------------------
                                         Its President


A t t e s t :

/s/ [ILLEGIBLE]
-------------------------
Its Secretary